Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 18, 2014

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Walgreens Boots Alliance, Inc. (“Holdco”), a Delaware corporation and a direct wholly owned subsidiary of Walgreen Co. (“Walgreens”), an Illinois corporation, including the proxy statement/prospectus forming a part thereof, relating to, among other things, the proposed merger of Ontario Merger Sub, Inc., an Illinois corporation and a direct wholly owned subsidiary of HoldCo, with and into Walgreens.

We have participated in the preparation of the discussion set forth in the section entitled “THE TRANSACTIONS—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Reorg Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz